Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW | Washington, DC 20037-1122 | tel 202.663.8371 | fax 202.663.8007

January 7, 2010

China Security & Surveillance Technology, Inc.
13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian District, Shenzhen, China 518034
Ladies and Gentlemen:

We are acting as counsel for China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) 1,451,379 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”). The Shares were issued pursuant to the Notes Purchase Agreement dated as of August 18, 2009 by and among the Company, certain of its subsidiaries and Citadel Equity Fund Ltd. (the “Notes Purchase Agreement”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that the Notes Purchase Agreement has been duly authorized, executed and delivered by Citadel Equity Fund Ltd., and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to matters governed by the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

www.pillsburylaw.com